EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Brooks Automation, Inc.
Chelmsford, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-212703) and Form S-8 (Nos. 333-202005, 333-142873 and 333-123242) of Brooks Automation, Inc. of our report dated November 5, 2015, except for the effect of changes to disclosures for segment reporting, equity method investments and adoption of ASU 2015-17 discussed in Note 20, Note 8 and Note 12, respectively, as to which the date is November 29, 2016, relating to the consolidated financial statements for the years ended September 30, 2015 and 2014, which appear in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts
November 29, 2016